Exhibit 1

                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(k)(1)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:  May 6, 2008

                             MONARCH ALTERNATIVE CAPITAL LP

                             By:  Monarch GP LP, its general partner
                             By:  Monarch GP LLC, its general partner


                             By:  /s/ Michael Weinstock
                                  ----------------------------------------------
                                  Name:   Michael Weinstock
                                  Title:  Managing Member



                             MONARCH MASTER FUNDING LTD


                             By:  /s/ Michael Weinstock
                                  ----------------------------------------------
                                  Name:   Michael Weinstock
                                  Title:  Director



            [JOINT FILING AGREEMENT FOR SCHEDULE 13D WITH RESPECT TO
                              PROTECTION ONE, INC.]